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Exhibit 23(h)(3)

                           CO-ADMINISTRATION AGREEMENT

     THIS CO-ADMINISTRATION AGREEMENT is made as of the 26th day of August, 2005 by and between LEGACY FUNDS GROUP (the "Company"), a Massachusetts business trust having its principal office at 3435 Stelzer Road, Columbus, Ohio, and FIRST FINANCIAL CAPITAL ADVISORS LLC (the "Service Company"), a limited liability company having its principal office at 300 High Street, Hamilton, Ohio 45012.

     WHEREAS, the Company is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of three separate investment portfolios (individually referred to herein as a "Portfolio" and collectively as the "Portfolios");

     WHEREAS, the Company and BISYS Fund Services Ohio, Inc. ("BISYS") are parties to an agreement (the "BISYS Co-Administration Agreement") pursuant to which BISYS provides certain administrative services to the Company and the Portfolios;

     WHEREAS, the Company desires to retain Service Company to provide to the Company and the Portfolios certain administrative services that are not provided by BISYS under the BISYS Co-Administration Agreement;

     WHEREAS, the Service Company is willing to perform such services, and the Company is willing to retain the Service Company, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Company and the Service Company agree as follows:

     1.   Retention of the Service Company.

          The Company hereby appoints the Service Company, subject to the supervision, direction and control of the Company's Board of Trustees, to furnish the Company and its Portfolios with the services described in Schedule A hereto (the "Services"). The rights and obligations of BISYS and the Service Company as co-administrators to the Company are several and not joint. Neither BISYS nor the Service Company shall be responsible for the performance of the duties and responsibilities of the other, nor shall one accede to the rights of the other, the remedies of the other, or be liable for the actions of the other.

     2.   Allocation of Charges and Expenses.

          The Service Company shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform the Services. The Service Company shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Trustees of the Company who are affiliated persons of the Service Company or any affiliated company of the Service Company.

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          The Company will pay or cause to be paid all other expenses of the
Company not otherwise allocated to BISYS under the BISYS Co-Administration Agreement, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Service Company or BISYS or any affiliated corporation of the Service Company or BISYS, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

     3.   Compensation of the Service Company.

          The Company shall pay the Service Company, for the services to be provided by the Service Company under this Agreement, on the first business day of each month a fee at the annual rate of .05 of 1% of the value of each Portfolio's average daily net assets. Net asset value shall be computed on such days and at such time or times as described in the Company's then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of a Portfolio's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

          For the pupose of determining fees payable to Service Company, the value of the Portfolios' net assets shall be computed in the manner specified in the Company's charter documents for the computation of the value of the Portfolios' net assets.

     4.   Limitation of Liability of the Service Company and the Company.

     (a) The duties of the Service Company shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against it under this Agreement. The Service Company shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified by this Agreement. (As used in this Section 4, the term "the Service Company" shall include directors, officers, employees and other agents of the Service Company as well as the Service Company itself, to the extent such persons' conduct relates to the performance of the Services under this Agreement.) Any officer, director, employee or agent of the Service Company who is or who becomes an officer, Trustee, employee or agent of the Company shall be deemed, when engaged in rendering the Services under this Agreement in such capacity, to be rendering services directly to or for the Company.

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     (b) So long as the Service Company acts in good faith and with due diligence and without negligence, the Company shall indemnify Service Company and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Service Company's actions taken or nonactions with respect to the performance of Services.

     (c) The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold the Service Company harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Service Company will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect the rights hereunder, except to the extent the Company is materially prejudiced thereby. As to any matter eligible for indemnification, Service Company shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Company, which consent shall not be withheld or delayed unreasonably.

     (d) The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Service Company. In the event that the Company elects to assume the defense of any suit and retain counsel, the Service Company shall bear the fees and expenses of any additional counsel retained by it. The Company shall not effect any settlement without the consent of the Service Company (which shall not be withheld or delayed unreasonably by the Service Company) unless such settlement imposes no liability, responsibility or other obligation upon the Service Company and relieves it of all fault. If the Company does not elect to assume the defense of suit, it will reimburse the Service Company for the reasonable fees and expenses of any counsel retained by the Service Company. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     (e) The Service Company may apply to Company at any time for instructions and may consult with counsel for Company and with accountants and other experts with respect to any matter arising in connection with the Service Company's duties, and the Service Company shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. The Service Company shall notify Company at any time the Service Company believes that it is in need of the advice of counsel (other than counsel in the regular employ of the Service Company or any affiliated companies) with regard to the Service Company's responsibilities and duties pursuant to this Agreement. After so notifying Company, the Service Company, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing,

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such advice to be at the expense of Company unless relating to a matter involving the Service Company's willful misfeasance, bad faith, negligence or reckless disregard of the Service Company's responsibilities and duties.

     (f) In performing the Services, the Service Company may rely conclusively upon the terms of the Prospectus and Statement of Additional Information of the Company relating to the relevant Funds, as well as the minutes of Board meetings (if applicable) and other records of the Company. The Service Company shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.

     (g) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE SERVICE COMPANY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE AND/OR PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     5.   Activities of the Service Company.

          The services of Service Company to be rendered hereunder are not to be deemed to be exclusive. The Service Company is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and shareholders of the Company are or may be or become interested in the Service Company, as officers, employees or otherwise and that directors, officers and employees of the Service Company and its counsel are or may be or become similarly interested in the Company, and that the Service Company may be or become interested in the Company as a shareholder or otherwise.

     6.   Duration of this Agreement.

          As to each Portfolio, this Agreement shall continue until April 1, 2007, and thereafter shall continue automatically for successive annual periods ending on April 1st of each year, provided such continuance is specifically approved at least annually by (i) the Company's Board or (ii) vote of a majority (as defined in the 1940 Act) of the Portfolio's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Company's Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Portfolio, this Agreement is terminable without penalty, on 60 days' notice, by the Company's Board or by vote of holders of a majority of the Portfolio's shares or, upon not less than 90 days' notice, by Service Company.

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     7.   Assignment.

          This Agreement shall not be assignable by either party without the written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     8.   Amendments.

          No provision of this Agreement may be changed, waived, discharged or terminated, except by an instrument in writing signed by the parties hereto.

     9.   Certain Records.

          The Service Company shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Service Company shall be the property of the Company and will be made available to or surrendered promptly to the Company upon its request.

          In case of any request or demand for the inspection of such records by another party, the Service Company shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Service Company may exhibit such records to any person in any case where it is advised by counsel to the Company that the Company may be held liable for failure of the Service Company to do so, or the Service Company could be held in contempt for failure to do so.

     10.  Definitions of Certain Terms.

          The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.

     11.  Notice.

          Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the address set forth above, or at such other address as such party may from time to time specify in writing to the other party.

     12. Governing Law and Matters Relating to the Company as a Massachusetts Business Trust.

          This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the trust property of the Company.

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The execution and delivery of this Agreement have been authorized by the
Trustees, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Company as provided in the Company's Declaration of Trust.

     13.  Counterparts.

          This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     14.  Confidentiality/ Privacy.

          The Service Company agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Company, all records and other information relative to the Company and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by the Company.

          The Service Company acknowledges that nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to the Service Company, or collected or retained by the Service Company to perform the Services shall be considered confidential information. Service Company shall not give, sell or in any way transfer such confidential information to any person or entity, except at the direction of the Company or as required or permitted by law. The Service Company shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Service Company acknowledges and agrees to comply with the Company's statement of its privacy policies and practices as required by the Commission's Regulation S-P.

     15.  Force Majeure.

          Neither party to this Agreement will be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation: any interruption, loss or malfunction of any utility, any transportation service, the Internet, the World Wide Web, or any other public technology infrastructure; inability to obtain transportation or a delay in mails; governmental or securities exchange action, statute, ordinance, rulings, regulations or direction; war, terrorism, strike, riot, emergency, civil disturbance, vandalism, explosions, freezes, floods, fires, tornadoes, hurricanes, acts of God or public enemy, revolutions, or insurrection.

     16.  Representations and Warranties of the Company.

          The Company represents and warrants to the Service Company that:

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     (a) The Company is a trust duly incorporated and validly existing under the laws of its state of organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

     (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

     (c) It is in compliance in all material respects with all laws and regulations applicable to its business and operations; and

     (d) This Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

     17.  Representations and Warranties of the Service Company.

          The Service Company represents and warrants to the Company that:

     (a) It is a limited liability company duly organized and validly existing under the laws of the state of its organization, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

     (b) It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

     (c) It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder;

     (d) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data and its equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

     (e) This Agreement has been duly authorized by it and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

          EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY

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GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY THE
SERVICE COMPANY ARE COMPLETELY DISCLAIMED.

     18.  Insurance.

          The Service Company shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, the Service Company shall provide evidence that coverage is in place. The Service Company shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. The Service Company shall notify the Company promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company promptly should the total outstanding claims made by the Service Company under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

     19.  Compliance with Rule 38a-1.

          The Service Company shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the same requisite level of skill and competence required to effectively discharge its responsibilities. The Service Company shall also provide the Company's chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special report in the event of any material violation of the federal securities laws.

     20.  Miscellaneous.

     (a) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (b) This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

     (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        THE LEGACY FUNDS GROUP


                                        By: /s/ Mark W. Immelt
                                            ------------------------------------
                                        Title: President


                                        FIRST FINANCIAL CAPITAL ADVISORS LLC


                                        By: /s/ Patty K. Scott
                                            ------------------------------------

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                                   SCHEDULE A

                                    SERVICES

(a) Review contractual Company expenses, yields, total return, expense ratios, portfolio turnover rate and portfolio average dollar-weighted maturity;

(b) (i) Review the annual update to the Company's registration statement on Form N-lA, (ii) review supplements to the Company's registration statement, (iii) review Notices of Annual or Special Meetings of shareholders and proxy materials relating thereto, (iv) assist with the solicitation and tabulation of proxies in connection with meetings of shareholders and (v) assist with the printing and distribution of prospectuses, supplements and proxy materials, and (vi) produce and distribute materials for board meetings pertaining to the responsibilities of the Service Company or the Company's investment adviser, as requested;

(c) Review such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Company's shares with state securities authorities;

(d) Develop and prepare communications to shareholders, including certain components of the annual report to shareholders, assist with the mailing of prospectuses, notices, proxy statements, proxies and other reports to Company shareholders, and monitor the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

(e) Review contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, transfer agent and fund accountant;

(f) Monitor the Company's transfer agent with respect to the payment of dividends and other distributions to shareholders;

(g) Review performance data of the Portfolios for dissemination to information services companies covering the investment company industry and identify those information services companies to be in receipt of such data;

(h) Review the preparation and filing of the Company's tax returns;

(i) Examine and review the operations and performance of the various organizations providing services to the Company or any Portfolio of the Company, including, without limitation, the Company's investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Trustees, report to the Board on the performance of organizations;

(j) Assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Company's semi-annual and annual reports to shareholders;


                                      B-1

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(k) Assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

(l) Advise the Company and its Trustees on industry developments and other matters concerning the operation of the Company and its Portfolios;

(m) Review the status of the Company and its Portfolios as registered investment companies under the Internal Revenue Code of 1986, as amended; and

(n) Furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company shall determine desirable.


                                      B-2